Exhibit 99.1
Blue Nile Announces Fourth Quarter and Fiscal Year 2010 Financial Results
Reports Record Fourth Quarter Net Sales of $114.8 Million, up 11.5%
Fourth Quarter International Sales Increase 30.8% to $15.3 Million
Fourth Quarter Earnings Per Diluted Share Total $0.41, up 17.1%
Record Full Year Non-GAAP Free Cash Flow Grows to $39.8 Million
SEATTLE, February 10, 2011 — Blue Nile, Inc. (Nasdaq: NILE), the leading online retailer of diamonds and fine jewelry, today reported financial results for its fourth quarter and fiscal year ended January 2, 2011.
Net sales for the fourth quarter increased 11.5% to $114.8 million from $102.9 million in the fourth quarter of 2009. Operating income for the quarter rose 11.8% to $9.2 million, from $8.2 million in the fourth quarter of 2009. Net income totaled $6.2 million, an increase of 13.6% over the fourth quarter last year. Earnings per diluted share increased 17.1% to $0.41, compared to $0.35 in the fourth quarter of 2009. Non-GAAP adjusted EBITDA increased 9.3% to $11.6 million for the quarter, compared to $10.6 million for the fourth quarter last year.
For the full year, Blue Nile reported net sales of $332.9 million, compared to $302.1 million for the full year of 2009, an increase of 10.2%. Operating income rose 10.0% to $21.3 million from $19.3 million in the prior year. Net income for the year increased 10.5% to $14.1 million and earnings per diluted share increased 11.9% to $0.94. Non-GAAP adjusted EBITDA for 2010 increased 7.5% to $31.3 million.
Net cash provided by operating activities totaled $41.6 million for the year. Non-GAAP free cash flow for the year increased to $39.8 million.
“Blue Nile delivered excellent fourth quarter results, driven by the strongest holiday sales season in our history. This capped a successful year for our business, reflected in record annual sales, gross profit, EBITDA and free cash flow generation,” said Diane Irvine, Chief Executive Officer. “As we look ahead in 2011, we are well positioned to capitalize on the significant growth opportunities that we see for our business in the U.S. and international markets.”
Selected Financial Highlights
•	For the fourth quarter, international sales grew 30.8% to a record level $15.3 million. Excluding the impact from changes in foreign exchange rates, international sales increased 27.4%. For the full year, international sales totaled $43.3 million, a 30.4% increase compared to sales of $33.2 million for fiscal year 2009. Excluding the impact from changes in foreign exchange rates, international sales increased 23.2% for the fiscal year.

•	Gross profit for the quarter totaled $25.3 million, which was an all-time quarterly record. As a percent of net sales, gross profit improved 30 basis points to 22.0% compared to 21.7% for the fourth quarter of 2009. Gross profit for the year totaled $71.9 million, which represents a record gross profit for our business.

•	Selling, general and administrative expenses for the quarter were $16.1 million, compared to $14.1 million in the fourth quarter of 2009. The increase is primarily related to investment in marketing to drive future growth. Selling, general and administrative expense for the quarter includes stock-based compensation expense of $1.6 million, compared to $1.6 million in the fourth quarter of the prior year.

•	Net income per diluted share for the quarter includes stock-based compensation expense of $0.07, compared to $0.07 for the fourth quarter of 2009.

•	Cash and cash equivalents plus short-term investments at the end of the fiscal year totaled $113.3 million compared to $93.1 million at the end of fiscal 2009.

•	Full year 2010 capital expenditures totaled $1.8 million compared to $2.3 million in 2009.
Financial Guidance
Expectations for the first quarter of 2011 (Quarter Ending April 3, 2011):
•	Net sales are expected to be between $76.0 million and $78.5 million.

•	Diluted earnings per share are projected at $0.14 to $0.16.
Expectations for the fiscal year 2011 (Year Ending January 1, 2012):
•	Net sales and diluted earnings per share are expected to have double-digit growth compared to the full year 2010.
Forward-Looking Statements
This press release contains forward-looking statements that include risks and uncertainties, including, without limitation, all statements related to future financial and business performance, market opportunity and plans to grow our business. Words such as “expect,” “anticipate,” “believe,” “project,” “will” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are based upon our current expectations. Forward-looking statements involve risks and uncertainties. Our actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include, without limitation, risks related to general economic conditions, our fluctuating operating results, seasonality in our business, our ability to acquire products on reasonable terms, our online business model, demand for our products, our ability to attract customers in a cost effective manner, the strength of our brand, competition, fraud, system interruptions, our ability to fulfill orders and other risks detailed in our filings with the Securities and Exchange Commission, including our quarterly reports on Form 10-Q and our Annual Report on Form 10-K for the year ended January 3, 2010. Additional information will also be set forth in our Annual Report on Form 10-K for the year ended January 2, 2011, which we expect to file with the Securities and Exchange Commission on or before March 3, 2011. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement, and Blue Nile undertakes no obligation to revise or update any forward-looking statements to reflect events or circumstances after the date hereof.
Conference Call
The Company will host a conference call to discuss its fourth quarter and full year 2010 financial results today at 2:00 p.m. PT/5:00 p.m. ET. A live webcast of the conference call may be accessed at http://investor.bluenile.com. Following the completion of the call, a recorded replay of the webcast will be available for 30 days at the same Internet address. This call will contain forward-looking statements and other material information regarding the Company’s financial and operating results. In the event that any non-GAAP financial measure is discussed on the conference call that is not described in this release, related complementary information will be made available at http://investor.bluenile.com as soon as practicable after the conclusion of the conference call.
Non-GAAP Financial Measures
To supplement Blue Nile’s consolidated financial statements presented in accordance with generally accepted accounting principles (“GAAP”), Blue Nile uses non-GAAP adjusted EBITDA and non-GAAP free cash flow as measures of certain components of financial performance. Blue Nile defines non-GAAP adjusted EBITDA as earnings before interest and other income, taxes, depreciation and amortization, adjusted to exclude the effects of stock-based compensation expense. Blue Nile defines non-GAAP free cash flow as net cash provided by (used in) operating activities less cash outflows for purchases of fixed assets, including internal use software and website development. The Company reports sales information in accordance with GAAP. Internally, management monitors its sales performance on a non-GAAP basis that eliminates the positive or negative effects that result from translating international sales into U.S. dollars (the “constant exchange rate basis”). Blue Nile’s management does not itself, nor does it suggest that investors should, consider such non-GAAP financial measures in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. Investors should also note that the non-GAAP financial measures used by Blue Nile may not be the same non-GAAP financial measures, and may not be calculated in the same manner, as that of other companies. Whenever Blue Nile uses such non-GAAP financial measures, it provides a reconciliation of non-GAAP financial measures to the most closely applicable GAAP financial measures. Investors are encouraged to review the related GAAP financial measures and the reconciliation of these non-GAAP financial measures to their most directly comparable GAAP financial measures.
Blue Nile’s management believes that non-GAAP adjusted EBITDA and non-GAAP free cash flow, as defined, as well as international sales on a constant exchange rate basis provide meaningful supplemental information to the company and to investors. Blue Nile believes that both management and investors benefit from referring to these non-GAAP measures in assessing the performance of Blue Nile and when planning and forecasting future periods. Further, management believes that the inclusion of the non-GAAP adjusted EBITDA and non-GAAP free cash flow calculations provide consistency in Blue Nile’s financial reporting. Management believes the constant exchange rate measurement provides a more representative assessment of the sales performance and provides better comparability between reporting periods.
A reconciliation of non-GAAP adjusted EBITDA to net income is as follows (in thousands):

	Quarter ended	Quarter ended
	January 2, 2011	January 3, 2010
Net Income	$6,179	$5,441
Income tax expense	3,148	2,916
Other income, net	(107)	(113)
Depreciation and amortization	828	725
Stock-based compensation	1,583	1,670

Adjusted EBITDA	$11,631	$10,639

	Year ended	Year ended
	January 2, 2011	January 3, 2010
Net Income	$14,142	$12,800
Income tax expense	7,396	6,878
Other income, net	(252)	(331)
Depreciation and amortization	3,129	2,593
Stock-based compensation	6,862	7,165

Adjusted EBITDA	$31,277	$29,105

A reconciliation of differences of non-GAAP free cash flow from the comparable GAAP measure of net cash provided by (used in) operating activities is as follows (in thousands):

	Quarter ended	Quarter ended
	January 2, 2011	January 3, 2010
Net cash provided by operating activities	$60,626	$45,202
Purchases of fixed assets, including internal-use software and website development	(240)	(282)

Non-GAAP free cash flow	$60,386	$44,920

	Year ended	Year ended
	January 2, 2011	January 3, 2010
Net cash provided by operating activities	$41,608	$39,018
Purchases of fixed assets, including internal-use software and website development	(1,843)	(2,345)

Non-GAAP free cash flow	$39,765	$36,673

The following table reconciles year-over-year international sales percentage increases (decreases) from the GAAP sales measures to the non-GAAP constant exchange rate basis:

Quarter ended	Year over year	Effect of foreign exchange	Year over year growth on constant
January 2, 2011	growth	movements	exchange rate basis

International Sales	30.8%	3.4%	27.4%

Year ended	Year over year	Effect of foreign exchange	Year over year growth on constant
January 2, 2011	growth	movements	exchange rate basis

International Sales	30.4%	7.2%	23.2%
About Blue Nile, Inc.
Blue Nile, Inc. is the leading online retailer of diamonds and fine jewelry. The Company delivers the ultimate customer experience, providing consumers with a superior way to buy engagement rings, wedding rings and fine jewelry. Blue Nile offers in-depth educational materials and unique online tools that place consumers in control of the jewelry shopping process. The Company has some of the highest quality standards in the industry and offers thousands of independently certified diamonds and fine jewelry at prices significantly below traditional retail. Blue Nile can be found online at www.bluenile.com, www.bluenile.ca and www.bluenile.co.uk. Blue Nile’s shares are traded on the Nasdaq Stock Market LLC under the symbol NILE.
Contact:
Blue Nile, Inc.
Nancy Shipp, 206.388.3626 (Investors)
nancys@bluenile.com
or
John Baird, 206.336.6805 (Media)
johnb@bluenile.com

BLUE NILE, INC.
Condensed Consolidated Balance Sheets
(in thousands)

	January 2,	January 3,
	2011	2010
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$113,261	$78,149
Short-term investments	—	15,000
Trade accounts receivable	1,405	1,594
Other accounts receivable	366	241
Inventories	20,166	19,434
Deferred income taxes	557	449
Prepaids and other current assets	1,083	977

Total current assets	136,838	115,844
Property and equipment, net	6,157	7,332
Intangible assets, net	274	325
Deferred income taxes	8,424	6,769
Other assets	118	145

Total assets	$151,811	$130,415

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$90,296	$76,128
Accrued liabilities	11,490	9,805
Current portion of long-term financing obligation	48	44
Current portion of deferred rent	86	205

Total current liabilities	101,920	86,182
Long-term financing obligation, less current portion	748	796
Deferred rent, less current portion	82	168
Stockholders’ equity:
Common stock	20	20
Additional paid-in capital	173,143	156,030
Accumulated other comprehensive (loss) income	(66)	61
Retained earnings	63,141	48,999
Treasury stock	(187,177)	(161,841)

Total stockholders’ equity	49,061	43,269

Total liabilities and stockholders’ equity	$151,811	$130,415

BLUE NILE, INC.
Condensed Consolidated Statements of Operations
(Unaudited)
(in thousands, except per share data)

	Quarter ended		Year ended
	January 2,	January 3,	January 2,	January 3,
	2011	2010	2011	2010

Net sales	$114,779	$102,936	$332,889	$302,134
Cost of sales	89,477	80,622	260,949	236,790

Gross profit	25,302	22,314	71,940	65,344

Selling, general and
administrative expenses	16,082	14,070	50,654	45,997

Operating income	9,220	8,244	21,286	19,347

Other income, net:
Interest income, net	13	21	35	122
Other income	94	92	217	209

Total other income, net	107	113	252	331

Income before income taxes	9,327	8,357	21,538	19,678
Income tax expense	3,148	2,916	7,396	6,878

Net income	$6,179	$5,441	$14,142	$12,800

Basic net income per share	$0.43	$0.37	$0.98	$0.88

Diluted net income per share	$0.41	$0.35	$0.94	$0.84

Shares used for computation (in thousands):
Basic	14,457	14,590	14,446	14,534
Diluted	15,036	15,491	15,080	15,216

BLUE NILE, INC.
Condensed Consolidated Statements of Cash Flows
(in thousands)

	Year ended
	January 2,	January 3,
	2011	2010
	(unaudited)
Operating activities:
Net income	$14,142	$12,800
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	3,129	2,593
Loss on disposal of property and equipment	26	63
Stock-based compensation	6,982	7,325
Deferred income taxes	(1,763)	(1,534)
Tax benefit from exercise of stock options	4,595	1,793
Excess tax benefit from exercise of stock options	(413)	(118)
Changes in assets and liabilities:
Receivables	64	(126)
Inventories	(732)	(600)
Prepaid expenses and other assets	(78)	36
Accounts payable	14,199	13,794
Accrued liabilities	1,663	3,196
Deferred rent and other	(206)	(204)

Net cash provided by operating activities	41,608	39,018

Investing activities:
Purchases of property and equipment	(1,843)	(2,345)
Purchase of short-term investments	—	(15,000)
Proceeds from maturity of short-term investments	15,000	—

Net cash provided by (used in) investing activities	13,157	(17,345)

Financing activities:
Repurchase of common stock	(25,336)	—
Proceeds from stock option exercises	5,392	1,903
Excess tax benefit from exercise of stock options	413	118
Principal payments under long-term financing obligation	(44)	(40)

Net cash (used in) provided by financing activities	(19,575)	1,981

Effect of exchange rate changes on cash and cash equivalents	(78)	44

Net increase in cash and cash equivalents	35,112	23,698

Cash and cash equivalents, beginning of period	78,149	54,451

Cash and cash equivalents, end of period	$113,261	$78,149